Exhibit 99.1

Supplemental Disclosures to the Proxy Statement/Prospectus

The following disclosures supplement the disclosures contained in the Proxy Statement/Prospectus and should be read in conjunction with the disclosures contained in the Proxy Statement/Prospectus, which in turn should be read in its entirety. All page references are to the Proxy Statement/Prospectus, and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus.

The sixth paragraph of the Cover Page of the Proxy Statement/Prospectus is hereby restated as follows:

Based on the number of outstanding shares of Mobix Labs common stock, preferred stock, the number of shares of Mobix Labs common stock underlying the Mobix Labs in-the-money vested options and the warrants and the aggregate amount of Mobix Labs convertible instruments, including SAFEs and promissory notes, outstanding, in each case as of November 21, 2023, assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction, the total numbers of shares of Class A Common Stock and Class B Common Stock expected to be issued in connection with the Closing are approximately 22,281,208 and 2,254,901, respectively. The holders of outstanding shares of common stock, preferred stock, in-the-money vested options, warrants and convertible instruments of Mobix Labs immediately prior to the Closing are expected to hold in the aggregate approximately 77.5% of the issued and outstanding shares of Class A Common Stock and 100% of the issued and outstanding shares of Class B Common Stock, which collectively are expected to represent 87.4% of the combined voting power of the issued and outstanding shares of Common Stock, immediately upon the consummation of the Transaction, in each case assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction and excluding the impact of the issuance of Class A Common Stock as Earnout Shares or Make-Whole Shares (as defined below), as well as additional shares of Class A Common Stock that may become outstanding in the future as a result of the exercise of Chavant’s warrants, the exercise of any warrants convertible from the promissory notes issued by Chavant evidencing the outstanding working capital loans, or any issuance pursuant to the Mobix Labs, Inc. 2023 Equity Incentive Plan or the Mobix Labs, Inc. 2023 Employee Stock Purchase Plan, the exercise of the Assumed Options or the vesting of the Assumed RSUs (collectively, the “Potential Additional Issuances”). Upon the consummation of the Transaction, we expect that the holders of Class B Common Stock, comprised mostly of Mobix Labs’ founders, directors and officers, will own approximately 43.9% of the combined voting power of the issued and outstanding shares of Common Stock of New Mobix Labs and that such holders of Class B Common Stock may exert significant influence on any actions of New Mobix Labs which require stockholder approval.

As of the date hereof, the number of additional shares of Class A Common Stock that would be issued in exchange for the Post-March 26 Financing Securities is 2,895,431.

The eighth paragraph of the Cover Page of the Proxy Statement/Prospectus is hereby restated as follows:

Assuming no Chavant shareholders exercise redemption rights with respect to their Ordinary Shares in connection with the Transaction, the holders of Ordinary Shares issued in Chavant’s initial public offering, the Initial Shareholders (as defined herein) (which holders are Chavant’s sponsor, Chavant Capital Partners LLC (the “Sponsor”), the directors and officers of Chavant and certain designees of the Representatives (as defined herein)) and the PIPE Investor (as defined herein) are expected to hold in the aggregate approximately 2.7%, 6.9% and 12.9%, respectively, of the issued and outstanding shares of Class A Common Stock (assuming no redemptions by the Public Shareholders), which represent 1.5%, 3.9% and 7.2%, respectively, of the combined voting power of the issued and outstanding shares of Common Stock, immediately upon the consummation of the Transaction, excluding the impact of the Potential Additional Issuances and the impact of the expected distribution of Founder Shares by the Sponsor following the Closing as described in footnotes (2), (4) and (9) to the beneficial ownership table set forth under “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs.”

The following definitions are hereby amended, restated and supplemented or, to the extent not included in the Proxy Statement/Prospectus, are included as follows:

“Amendment No. 2” means Amendment No. 2 to the Business Combination Agreement, dated November 26, 2023, by and among Chavant, Merger Sub and Mobix Labs.

“Outside Date” means January 22, 2024.

“Per Share Exchange Ratio” means a ratio of one-to-one.

“PIPE Warrant” means a warrant issued by Mobix Labs to the PIPE Investor to purchase 700,000 shares of Mobix Labs Common Stock at an exercise price of $0.01 per share, which terminates upon the earlier of (i) the closing of the Merger and (ii) the termination of the Business Combination Agreement.

“Warrant Subscription Agreement” means the Warrant Subscription Agreement, dated November 26, 2023, entered into between Mobix Labs and the PIPE Investor, pursuant to which the PIPE Warrant was issued to the PIPE Investor subject to the terms and conditions set forth therein.

“Written Consent to Amendment No. 2” means the irrevocable stockholder written consent in lieu of a meeting containing the requisite vote by the Mobix Labs Stockholders (including the Key Mobix Labs Stockholders) dated November 26, 2023, thereby adopting and approving Amendment No. 2. The Written Consent to Amendment No. 2 was delivered to Chavant on November 26, 2023.

The disclosure on page 23 under the heading “Q. How will the Transaction impact the shares of New Mobix Labs outstanding after the Transaction?” and the disclosure in the first paragraph under the heading “Summary of the Proxy Statement/Prospectus—Ownership of New Mobix Labs After the Closing” on page 47 are hereby restated as follows:

As a result of the Transaction and the consummation of the transactions contemplated by the Business Combination Agreement and the PIPE Subscription Agreement, the amount of shares of Class A Common Stock outstanding will increase by approximately 935.9% to approximately 28,785,877 shares, and the amount of shares of Common Stock (including both Class A Common Stock and Class B Common Stock) will increase by approximately 1,017.0% to approximately 31,040,778 shares (in each case, assuming that no Ordinary Shares are redeemed and no additional Post-March 26 Financing Securities are issued after the date of this Supplement). Additional shares of New Mobix Labs’ Class A Common Stock may become outstanding in the future as a result of the existence of any Post-March 26 Financing Securities as of the Closing, any issuance of the Earnout Shares, any issuance of the Make-Whole Shares, the exercise of the Warrants, the conversion of the Chavant Promissory Notes into Warrants, any issuance upon the exercise of the Assumed Options or the vesting of the Assumed RSUs or pursuant to the 2023 Equity Incentive Plan or the 2023 Employee Stock Purchase Plan. The issuance and sale of any such shares in the public market could adversely impact the market price of the New Mobix Labs’ Class A Common Stock even if the business is doing well.

The disclosure on page 23 under the heading “Q. How much dilution may non-redeeming Chavant shareholders experience in connection with the Transaction, and what equity stake will current Chavant shareholders and Mobix Labs Stockholders have in New Mobix Labs after the Closing?” is hereby restated as follows:

Our Public Shareholders are not required to vote “FOR” the Transaction in order to exercise their redemption rights. Accordingly, the Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by the Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. We cannot predict the ultimate value of the Warrants following the consummation of the Transaction, but assuming that all 778,912 Ordinary Shares held by our Public Shareholders were redeemed (maximum redemption scenario), the 6,000,000 retained outstanding Public Warrants would have an aggregate value of $127,200, based on the price per Public Warrant of $0.0212 on October 30, 2023. In addition, on October 30, 2023, the price per Ordinary Share closed at $11.08. If the Class A Common Stock is trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming Public Shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming Public Shareholders.

The tables below illustrate the anticipated relative ownership of Public Shareholders, the Initial Shareholders (being the Sponsor, the directors and officers of Chavant and the Representatives’ designees), the PIPE Investor and Mobix Labs equityholders upon completion of the Transaction and the PIPE Private Placement without and after giving effect to the additional dilution that may be caused by the issuance of additional shares in exchange for Post-March 26 Financing Securities, the issuance of Earnout Shares, the issuance of the Make-Whole Shares, the exercise of the outstanding Public Warrants or Private Warrants, the extension of Working Capital Loans under the Chavant Promissory Notes and the exercise of any Warrants convertible from the Working Capital Loans, any issuance upon the exercise of the Assumed Options or the vesting of the Assumed RSUs or pursuant to the 2023 Equity Incentive Plan or the 2023 Employee Stock Purchase Plan under a no redemption scenario and a maximum redemption scenario. In the no redemption scenario as described below in the sensitivity table, the residual equity value owned by the non-redeeming Public Shareholders is assumed to be the deemed value of $10.00 per share and the implied total equity value of New Mobix Labs following the Transaction, assuming no dilution from any additional dilution sources described in the table below, would be $310.4 million. As a result of the redemption amount in the maximum redemption scenario as described below in the sensitivity table, the implied total equity value of New Mobix Labs following the Transaction, assuming no dilution from any additional dilution sources described in the table below, would be $301.6 million in the maximum redemption scenario. These amounts are based solely on an assumed value of $10.00 per share and do not reflect a third-party valuation nor a prediction of the future value of the Mobix Labs Common Stock. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, as described further in Notes 11 through 19 below. Stockholders will experience additional dilution to the extent New Mobix Labs issues any such additional shares after the Closing.

Holders	No Redemption Scenario(1)		% of Outstanding Shares	% of Total Voting Power(3)	Maximum Redemption Scenario(2)		% of Outstanding Shares	% of Total Voting Power(3)
Public Shareholders	778,912		2.5%	1.5%	—		—	—
Sponsor	1,580,813		5.1%	3.1%	1,580,813		5.2%	3.1%
Directors and Officers of Chavant	125,218		0.4%	0.2%	125,218		0.4%	0.2%
Representatives’ designees	293,969		0.9%	0.6%	293,969		1.0%	0.6%
Mobix Labs Equityholders(4)	24,561,866		79.1%	87.4%	24,561,866		81.2%	88.7%
PIPE Investor(5)	3,700,000		11.9%	7.2%	3,700,000		12.2%	7.3%
Total shares outstanding, excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants(6)	31,040,778		100.0%	100.0%	30,261,866		100.0%	100.0%
Assumed total equity value post-redemptions	$310,407,780				$301,613,864
Assumed per share value
Shares outstanding, excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants(8a)	10.00	(7a)			9.97	(7b)
Shares outstanding, on a fully diluted basis(8b)	7.98				7.94

Additional Dilution Sources	No Redemption Scenario(1)	% of Outstanding Shares(9)	% of Total Voting Power(3)(10)	Per Share Value	Maximum Redemption Scenario(2)	% of Outstanding Shares(9)	% of Total Voting Power(3)(10)	Per Share Value
Additional shares in exchange for Post-March 26 Financing Securities(11)	259,497	0.8%	0.5%	$9.92	259,497	0.9%	0.5%	$9.88
Assumed Options and Assumed RSUs(12)	1,678,637	5.1%	3.2%	$9.49	1,678,637	5.3%	3.2%	$9.44
Earnout Shares(13)	3,500,000	10.1%	6.4%	$8.99	3,500,000	10.4%	6.5%	$8.93
Make-Whole Shares(14)	1,285,714	4.0%	2.4%	$9.60	1,285,714	4.1%	2.5%	$9.56
Public Warrants(8b)(15)	6,000,000	16.2%	10.5%	$10.24	6,000,000	16.5%	10.6%	$10.22
Private Warrants(8b)(16)	3,400,000	9.9%	6.2%	$10.15	3,400,000	10.1%	6.3%	$10.12
Working Capital Loans(8b)(17)	1,500,000	4.6%	2.8%	$10.07	1,500,000	4.7%	2.9%	$10.04
Equity Incentive Plan(18)	5,000,000	13.9%	8.9%	$8.61	5,000,000	14.2%	9.0%	$8.55
Employee Stock Purchase Plan(19)	931,223	2.9%	1.8%	$9.71	907,856	2.9%	1.8%	$9.68
Total Additional Dilution Sources(8b)(20)	23,555,071	43.1%	31.5%	$7.98	23,531,704	43.7%	31.8%	$7.94

Note: Percentages may not sum due to rounding.

(1) This scenario assumes that no Ordinary Shares are redeemed by the Public Shareholders.

(2) This scenario assumes that all 778,912 Public Shares issued and outstanding as of November 21, 2023 are redeemed by the Public Shareholders.

(3) Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. The holders of Class B Common Stock are entitled to ten votes per share, and holders of Class A Common Stock are entitled to one vote per share.

(4) This row includes an estimated 22,306,965 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock to be issued to Mobix Labs equityholders, which includes any shares of Class A Common Stock to be issued in exchange for the Post-March 26 Financing Securities that have been issued as of November 17, 2023 and 964,912 shares of Mobix Labs Common Stock to be issued in the EMI Transaction, assuming that the EMI Transaction will be closed prior to the Closing. As of November 17, 2023, Mobix Labs has issued Post-March 26 Financing Securities consisting of 2,246,714 shares of Mobix Labs Common Stock, warrants to purchase 651,337 shares of Mobix Labs Common Stock (which are assumed to be exercised for 618,696 shares of Class A Common Stock on a net settlement basis), and convertible notes expected to be converted into 30,021 shares of Mobix Labs Common Stock, which are expected to be exchanged into a total of 2,895,431 shares of Class A Common Stock at the Closing. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder, upon transfer or in certain specified circumstances and will automatically convert on the seventh anniversary of the Closing. This row excludes the Earnout Shares.

(5) This row includes (i) 3,000,000 shares of Class A Common Stock to be issued to the PIPE Investor at the Closing pursuant to the PIPE Subscription Agreement and (ii) 700,000 shares of Class A Common Stock to be issued to the PIPE Investor at the Closing as a result of the exercise of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock immediately prior to the Closing.

(6) The share amounts held by the Public Stockholders and the Initial Shareholders set forth in the first table above are based on 2,778,912 Ordinary Shares, of which 778,912 were Public Shares and 2,000,000 shares were Founder Shares held by the Initial Shareholders, issued and outstanding as of November 17, 2023. The share amounts and ownership percentages set forth in the first table above do not take into account the additional sources of dilution set forth in the second table below. Stockholders will experience additional dilution to the extent New Mobix Labs issues any such additional shares after the Closing.

(7a) This scenario assumes that the shares of Class A Common Stock have a value of $10.00 per share.

(7b) Based on an implied total equity value of New Mobix Labs of $301.6 million, or approximately $310.4 million less approximately $8.8 million (or approximately $11.29 per share, based on the amount of $8,676,157 in the Trust Account as of September 30, 2023, and assuming the deposit of an additional $0.05 per non-redeeming Public Share per month through January 22, 2024 pursuant to the terms of the Third Extension, but without taking into account any interest after September 30, 2023) that would be paid from the Trust Account to redeem all 778,912 Public Shares in connection with the Transaction.

(8a) Calculation of value per share does not take into account the additional sources of dilution, as described in Notes 11 through 19 below.

(8b) Calculation of value per share assumes the issuance of the maximum amount of shares of Class A Common Stock in connection with the additional dilution sources, as described in Notes 11 through 19 below. In addition, calculation of value per share in the rows entitled “Public Warrants,” “Private Warrants” and “Working Capital Loans”, as well as the value per share in the row entitled “Total Additional Dilution Sources”, is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Warrants at $11.50 per share for a total cash exercise price of $69.0 million in the row entitled “Public Warrants,” $39.1 million in the row entitled “Private Warrants,” or $17.25 million in the row entitled “Working Capital Loans,” respectively.

(9) The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(10) The Percentage of Total Voting Power with respect to each additional dilution source set forth below, including the Total Dilution Sources, includes the voting power of the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(11) This row reflects the balance between (i) the sum of (x) the estimated maximum amount of 3,000,000 shares of Class A Common Stock that may be issued at the Closing in exchange for Post-March 26 Financing Securities (estimated solely for the purpose of registering a maximum amount of shares of Class A Common Stock under the registration statement on Form S-4 of which this proxy statement/prospectus forms a part in light of the fact that the Business Combination Agreement does not cap the number of such shares that may be issuable) and (y) the 23,500,000 shares of Common Stock to certain Mobix Labs equityholders to be allocated between shares of Class A Common Stock and Class B Common Stock and (ii) the 26,240,503 shares of Class A Common Stock and Class B Common Stock that are expected to be issued to the holders of Mobix Labs Common Stock already issued as of November 17, 2023 or which will be issuable upon exercise of the Assumed Options and vesting of Assumed RSUs that are issued to Mobix Labs equityholders as of November 17, 2023.

(12) This row assumes that an estimated aggregate of 1,678,637 shares of Class A Common Stock potentially issuable upon exercise of the Assumed Options and vesting of Assumed RSUs are issued to Mobix Labs equityholders. Percentages in this row represent (a) the estimated 1,678,637 shares of Class A Common Stock underlying the Assumed Options and vesting of Assumed RSUs set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the estimated 1,678,637 shares of Class A Common Stock underlying the Assumed Options and vesting of Assumed RSUs set forth in the applicable column.

(13) This row assumes that all 3,500,000 Earnout Shares potentially issuable to Earnout Recipients (upon the realization of all of the benchmark share prices in the Business Combination Agreement) are issued to Mobix Labs equityholders and assumes that no additional shares of Class A Common Stock are issued between the Closing and the realization of all such benchmark share prices. Percentages in this row represent (a) the Earnout Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the Earnout Shares set forth in the applicable column.

(14) This row assumes that all 1,285,714 Make-Whole Shares potentially issuable to the PIPE Investor upon the realization of the terms set forth in the PIPE Subscription Agreement and assumes that no additional shares of Class A Common Stock are issued between the Closing and the realization of such benchmark share prices. Percentages in this row represent (a) the Make-Whole Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the Make-Whole Shares set forth in the applicable column.

(15) This row assumes exercise of all Public Warrants outstanding as of November 17, 2023, to purchase 6,000,000 shares of Class A Common Stock. Percentages in this row represent (a) the 6,000,000 shares of Class A Common Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 6,000,000 shares of Class A Common Stock underlying the Public Warrants.

(16) This row assumes exercise of all Private Warrants outstanding as of November 17, 2023, to purchase 3,400,000 shares of Class A Common Stock. Percentages in this row represent (a) the 3,400,000 shares of Class A Common Stock underlying the Private Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 3,400,000 shares of Class A Common Stock underlying the Private Warrants.

(17) This row assumes that the maximum permitted amount of convertible Working Capital Loans in the aggregate amount of $1,500,000 is fully drawn down by Chavant and elected by Sponsor to be converted into Warrants at a price of $1.00 per warrant, and such converted warrants are all exercised at a price of $11.50 per share. Percentages in this row represent (a) the 1,500,000 shares of Class A Common Stock underlying such warrants divided by (b) (i) the amount included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 1,500,000 shares of Class A Common Stock underlying such warrants. As of November 21, 2023, Chavant had drawn down an aggregate of $1,650,000 of Working Capital Loans under the promissory notes issued to the Sponsor, of which $1,150,000 was drawn under convertible promissory notes, and if the Sponsor elected to convert the loans under such convertible promissory notes into Warrants at a price of $1.00 per warrant and such converted warrants were exercised at a price of $11.50 per share, a maximum of 1,150,000 shares of Class A Common Stock could be issued.

(18) This row assumes the grant of Post-Closing RSUs covering 5,000,000 shares of Class A Common Stock over a three-year period beginning one year after the Closing under the 2023 Equity Incentive Plan. The initial amount of shares of Class A Common Stock reserved for issuance under the 2023 Equity Incentive Plan equals 3,104,078 shares of Class A Common Stock in the No Redemption Scenario, or 3,026,187 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction. Such amount may be increased under the annual evergreen feature of the 2023 Equity Incentive Plan or as approved by the New Mobix Labs Board and stockholders. The initial reserve amount is calculated based on 10% of the amount in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants.” Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding, Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) the foregoing share amounts, as applicable. This row does not reflect all potential increases that may be made under the annual evergreen feature of the 2023 Equity Incentive Plan, which may cause further dilution to the New Mobix Labs stockholders. See “Proposal No. 6 —  The Equity Incentive Plan Proposal — Description of the Mobix Labs, Inc. 2023 Equity Incentive Plan —  Share Reserve.”

(19) This row (a) assumes the issuance of all shares of Class A Common Stock reserved for issuance under the 2023 Employee Stock Purchase Plan, which equals 931,223 shares of Class A Common Stock in the No Redemption Scenario, or 907,856 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction and (b) is based on 3% of the total number of shares of New Mobix Labs Class A Common Stock issued and outstanding immediately following the Effective Time. This row does not reflect any annual evergreen feature of the 2023 Employee Stock Purchase Plan, which may cause further dilution to the New Mobix stockholders. See “Proposal No. 7  — The Employee Stock Purchase Plan Proposal — Description of the Mobix Labs, Inc. 2023 Employee Stock Purchase Plan — Stock Subject to Employee Stock Purchase Plan.”

(20) This row assumes the issuance of all shares of Class A Common Stock in connection with each of the additional dilution sources, as described further in Notes 11 through 19 above, which equals 23,555,071 shares of Class A Common Stock in the No Redemption Scenario or 23,531,704 shares of Class A Common Stock in the Maximum Redemption Scenario, in each case, following the consummation of the Transaction. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Make-Whole Shares, Convertible Notes and Warrants” plus (ii) 23,555,071 shares of Class A Common Stock in the No Redemption Scenario or 23,531,704 shares of Class A Common Stock in the Maximum Redemption Scenario.

The numbers of shares and percentage interests set forth in the tables above are based on a number of assumptions described in the footnotes to the tables and that neither Chavant nor Mobix Labs issues any additional equity securities prior to the Transaction. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

The disclosure on page 31 in the second bullet point under the heading “Q. What interests do the Sponsor and Chavant’s current officers and directors have in the Transaction?,” on page 49 in the second paragraph under the heading “Summary of the Proxy Statement/Prospectus – The Sponsor and Chavant’s Directors and Officers Have Financial Interests in the Transaction” and on page 176 in the second paragraph under the heading “Proposal No. 1 – The Transaction Proposal – The Transaction – Interests of Certain Persons in the Transaction” is hereby supplemented as follows:

In addition, following the Closing of the Transaction, subject to applicable lock-up restrictions and applicable law, the Sponsor expects to distribute to its members, including affiliates of Dr. Jiong Ma, Chavant’s Chief Executive Officer, and Dr. André-Jacques Auberton-Hervé, Chavant’s Chairman, the Founder Shares and Private Warrants it holds, including any Private Warrants issuable upon conversion of working capital loans that are convertible into Warrants. For information regarding the Founder Shares and Private Warrants expected to be distributed to such persons, see “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs,” including footnotes (2) and (4) thereto, as supplemented herein.

The disclosure on page 47 under the heading “Summary of the Proxy Statement/Prospectus—Written Consents” and on page 200 under the heading “Certain Agreements Related to the Transaction—Written Consents” is hereby supplemented as follows:

On November 26, 2023, Mobix Labs delivered to Chavant the irrevocable Written Consent to Amendment No. 2 containing the requisite vote by the Mobix Labs Stockholders (including the Key Mobix Labs Stockholders) in favor of the approval and adoption of Amendment No. 2. The delivery of the Written Consent to Amendment No. 2 by the Consenting Mobix Labs Stockholders was sufficient to adopt Amendment No. 2, and no other vote from any other holder of Mobix Labs Capital Stock is required to consummate the Transaction.

The disclosure on page 168 under the heading “Proposal No. 1 – The Transaction Proposal – The Transaction – The Background of the Transaction” is hereby supplemented as follows:

On November 26, 2023, the parties agreed to Amendment No. 2 to the Business Combination Agreement (i) making certain adjustments to the exchange ratio provided for in the Business Combination Agreement such that a ratio of one-to-one is used as the per share exchange ratio to determine the number of shares of Class A Common Stock and Class B Common Stock into which capital interests in Mobix Labs would convert, (ii) further extending the Outside Date to January 22, 2024 and (iii) deleting the condition to closing of the business combination that Chavant have at least $5,000,001 of net tangible assets after giving effect to the PIPE Private Placement in accordance with the terms of the PIPE Subscription Agreement and following the exercise of redemption rights by Chavant’s Public Shareholders in accordance with Chavant’s Existing Charter.

As consideration for consenting to Amendment No. 2, Mobix Labs issued to the PIPE Investor a warrant on November 26, 2023 to purchase 700,000 shares of Class A Common Stock at an exercise price of $0.01 per share, which shall terminate upon the earlier of (i) the closing of the Merger and (ii) the termination of the Business Combination Agreement.

The disclosure on page 287 under the heading “Chavant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Nasdaq Notice of Non-Compliance with a Continued Listing Rule” is hereby supplemented as follows:

As previously disclosed, on November 9, 2023, the Company presented to the Panel at the Hearing its plan for regaining compliance with the Rules and its request that the Panel grant additional time for the Company to regain compliance. The Panel had the authority to grant additional time not exceeding 180 days from the First Delisting Notice, or March 18, 2024, for the Company to demonstrate compliance with the Rules (the “Compliance Extension”). On November 17, 2023, the Panel granted the Company’s request for continued listing on The Nasdaq Capital Market, subject to the condition that on or before March 18, 2024, the Company completes a business combination with Mobix Labs and demonstrates compliance with the applicable Nasdaq listing rules. There can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

The disclosure on page 290 under the heading “Chavant’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” is hereby supplemented as follows:

As of November 21, 2023, the Company had drawn down an aggregate of $1,650,000 of Working Capital Loans under the promissory notes issued to the Sponsor, of which $1,150,000 was drawn under convertible promissory notes. Each of the convertible notes issued to the Sponsor is convertible, at the option of the Sponsor, into a number of Warrants equal to (i) the drawn amount divided (ii) by $1.00, rounded up to the nearest whole Warrant, upon the closing of the initial business combination. The Chairman of the board of directors of the Company or an entity affiliated with him and another existing investor in the Sponsor and/or persons affiliated with such investor provided the funds to the Sponsor for the convertible promissory notes and may receive warrants issuable upon conversion of the convertible promissory notes if the Sponsor determines to convert such notes into warrants following the closing of the initial business combination. The Chairman of the board of directors of the Company or an entity affiliated with him, another existing investor in the Sponsor and/or persons affiliated with such investor and the Chief Executive Officer of the Company provided the funds to the Sponsor for the non-convertible promissory notes. See the restated disclosure for the heading “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs” provided below.

In addition, on November 30, 2023, the Company issued an unsecured non-convertible note in the aggregate principal amount of up to $325,000 to the Sponsor. The promissory note bears interest at the rate of 10.0% per annum and is payable in full in cash upon the earlier of (i) the consummation of the Transaction and (ii) one year from the date of issuance. The Company issued the promissory note in consideration for a loan from the Sponsor to fund, among other things, certain transaction costs of the Company in connection with Transaction. Funds are expected to be provided to the Sponsor for purposes of the loan by an entity affiliated with an existing investor in the Sponsor, the Chief Executive Officer of the Company and the Chairman of the board of directors of the Company or an entity affiliated with him.

The first bullet point on page 336 under the heading “Shares Eligible for Future Sale—Rule 144” is hereby restated as follows:

•	1% of the then outstanding Class A Common Stock or Warrants of New Mobix Labs which, immediately after the Transaction, will equal 287,859 shares of Class A Common Stock (assuming no redemptions) and 94,000 Warrants; or

The disclosure on page 338 under the heading “Security Ownership of Certain Beneficial Owners and Management of New Mobix Labs” is hereby restated as follows:

The following table sets forth information regarding (i) the actual beneficial ownership of Ordinary Shares as of November 17, 2023 and (ii) expected beneficial ownership of New Mobix Labs’ Class A Common Stock and Class B Common Stock immediately upon the consummation of the Transaction, assuming the no redemption scenario, and alternatively the maximum redemption scenario, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Ordinary Shares or shares of Common Stock;

•	each of Chavant’s current named executive officers and directors;

•	each person who will become a named executive officer or director of New Mobix Labs post-Transaction; and

•	all executive officers and directors of Chavant as a group pre-Transaction and all executive officers and directors of New Mobix Labs post-Transaction.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Ordinary Shares pre-Transaction is based on 2,778,912 Ordinary Shares (including 778,912 Public Shares and 2,000,000 Founder Shares), issued and outstanding as of November 17, 2023.

The expected beneficial ownership of New Mobix Labs after the Transaction is based on, in each case, information available as of November 17, 2023, (A) 31,040,778 shares of Common Stock (including 28,785,877 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock) outstanding at the Closing, assuming no holders of Public Shares exercise their redemption rights in connection therewith (no redemption scenario), and (B) 30,261,866 shares of Common Stock (including 28,006,965 shares of Class A Common Stock and 2,254,901 shares of Class B Common Stock) outstanding at the Closing, assuming holders of all 778,912 Public Shares exercise their redemption rights in connection therewith (maximum redemption scenario), in each case which consists of (i) (x) in the case of the no redemption scenario, 2,778,912 shares of Class A Common Stock converted from a like-number of Ordinary Shares (including 778,912 Public Shares) pursuant to the Domestication and (y) in the case of the maximum redemption scenario, 2,000,000 shares of Class A Common Stock converted from a like-number of Ordinary Shares (being Founder Shares) pursuant to the Domestication; (ii) an estimated 22,306,965 shares of Class A Common Stock that will be issued at the Closing to the holders of shares of Mobix Labs Common Stock, the holders of Mobix Labs Warrants and convertible instruments of Mobix Labs including SAFEs and promissory notes that will be exercised or converted into the right to receive shares of New Mobix Labs Common Stock at the Closing, and the holders of outstanding in-the-money vested Mobix Labs Options that will be converted into the right to receive shares of New Mobix Labs Common Stock at the Closing; and (iii) an estimated 2,254,901 shares of Class B Common Stock that will be issued at the Closing to the holders of shares of Mobix Labs Preferred Stock.

The expected beneficial ownership of shares of New Mobix Labs Common Stock after the Transaction, assuming each of the no redemption scenario and the maximum redemption scenario: (a) assumes the issuance of 3,000,000 shares of Class A Common Stock at the Closing pursuant to the PIPE Subscription Agreement, (b) assumes the exercise by the PIPE Investor of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock immediately prior to the Closing and the issuance of 700,000 shares of Class A Common Stock at the Closing, (c) excludes the 3,500,000 shares of Class A Common Stock representing the Earnout Shares, and (d) excludes the 1,678,637 shares of Class A Common Stock underlying the Assumed Options and the Assumed RSUs, provided, however, that in computing the number of shares of Class A Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity after the Transaction, we deemed to be outstanding all shares of Class A Common Stock subject to Assumed Options or other convertible securities, including Class B Common Stock, held by that person or entity that are currently exercisable or exercisable within 60 days of the Closing (assuming the Transaction will close on December 19, 2023). We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

For purposes of computing the number of shares of Class A Common Stock beneficially owned by the Sponsor and Dr. Jiong Ma and the percentage ownership of such persons after the Transaction (and for totals including shares held by such persons), the following table further assumes the issuance of shares of New Mobix Labs Capital underlying Private Warrants held by the Sponsor since the Chavant IPO and Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants following the Closing of the Transaction, but the table does not assume such issuance for the purposes of computing the number of shares or the percentage ownership of any other person. In addition, the following table does not reflect record or beneficial ownership of any shares of New Mobix Labs Common Stock issuable as Make-Whole Shares in accordance with the terms set forth in the PIPE Subscription Agreement, as such securities are not issuable within 60 days. To the knowledge of the Company, none of the persons set forth in the table below holds any Public Warrants.

			After the Transaction
	Before the Transaction		Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Chavant Ordinary Shares	%	Number of Shares of New Mobix Labs Class A Common Stock(10)%		Number of Shares of New Mobix Labs Class B Common Stock	%	% of Total Voting Power	Number of Shares of New Mobix Labs Class A Common Stock(10)%		Number of Shares of New Mobix Labs Class B Common Stock	%	% of Total Voting Power
Current Directors and Executive Officers of Chavant
Jiong Ma(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
André-Jacques Auberton-Hervé(3)(4)	27,826	1.0%	27,826	*	—	—	*	27,826	*	—	—	*
Michael Lee(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Karen Kerr(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Bernhard Stapp(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
Patrick J. Ennis(3)	24,348	*	24,348	*	—	—	*	24,348	*	—	—	*
All Directors and Executive Officers of Chavant as a Group (six individuals)	1,706,031	59.7%	5,650,363	17.3%	—	—	10.2%	5,650,363	17.7%	—	—	10.4%
Directors and Executive Officers of New Mobix Labs After the Transaction
Fabrizio Battaglia(5)	—	—	766,733	2.7%	125,000	5.5%	3.7%	766,733	2.7%	125,000	5.5%	3.7%
Keyvan Samini(6)	—	—	766,733	2.7%	125,000	5.5%	3.7%	766,733	2.7%	125,000	5.5%	3.7%
James Aralis(7)	—	—	49,548	*	—	—	*	49,548	*	—	—	*
James Peterson	—	—	3,853,196	12.7%	1,449,275	64.3%	32.9%	3,853,196	13.1%	1,449,275	64.3%	33.4%
David Aldrich	—	—	70,011	*	—	—	*	70,011	*	—	—	*
Kurt Busch	—	—	53,799	*	—	—	*	53,799	*	—	—	*
William Carpou	—	—	73,752	*	—	—	*	73,752	*	—	—	*
Frederick Goerner	—	—	534,635	1.8%	217,391	9.6%	4.9%	534,635	1.9%	217,391	9.6%	4.9%
Jiong Ma(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
All Directors and Executive Officers of New Mobix Labs as a Group (ten individuals)	1,580,813	55.3%	11,693,552	33.7%	1,916,666	85.0%	52.3%	11,693,552	36.5%	1,916,666	85.0%	56.6%
Five Percent and Greater Holders
Chavant Capital Partners LLC(2)	1,580,813	55.3%	5,525,145	16.9%	—	—	10.0%	5,525,145	17.3%	—	—	10.1%
Polar Asset Management Partners Inc.(8)	320,000	11.2%	320,000	1.1%	—	—	*	320,000	1.1%	—	—	*
PIPE Investor(9)	—	—	3,700,000	12.9%	—	—	7.2%	3,700,000	13.2%	—	—	7.3%

* Less than one percent

(1)	Unless otherwise indicated, the business address of each of the entities and individuals prior to the Transaction is c/o Chavant Capital Acquisition Corp., 445 Park Avenue, 9th Floor, New York, NY 10022, and the business address of the entities and individuals after the Transaction is c/o Mobix Labs, Inc., 15420 Laguna Canyon Rd. Suite 100, Irvine, CA 92618.

(2)	Interests shown before the Transaction consist solely of 1,580,913 Founder Shares. Interests shown after the Transaction consist of (i) 1,580,913 Founder Shares, (ii) 2,794,332 Private Warrants held by the Sponsor since the Chavant IPO and (iii) 1,150,000 Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants following the Closing of the Transation. Of those interests, the Sponsor expects to distribute to its members other than Dr. Ma following the Closing of the Transaction, subject to applicable lock-up restrictions and applicable law, (i) 856,213 Founder Shares (as well as up to 40,000 additional Founder Shares that may be allocated by Dr. Ma), (ii) 1,552,780 Private Warrants held by the Sponsor since the Chavant IPO and (iii) all 1,150,000 Private Warrants issuable upon conversion of convertible promissory notes if the Sponsor determines to convert such notes into warrants. The remainder of the Founder Shares and Private Warrants held by the Sponsor are expected to be distributed to Dr. Ma. Chavant Capital Partners LLC is the record holder of the shares reported herein. Dr. Ma is the sole member of Chavant Manager LLC, the manager of the Sponsor, and has voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Dr. Ma disclaims any beneficial ownership of the shares held by the Sponsor, except to the extent of her pecuniary interest therein.

(3)	Interests shown consist solely of Founder Shares.

(4)	In addition to the shares described above, a controlled affiliate of Dr. Auberton-Hervé is an investor in the Sponsor. The shares set forth in the table above do not include 197,582 shares of Class A Common Stock that such affiliate is expected to receive upon the expected distribution, subject to applicable law, of Founder Shares by the Sponsor to its members following the expiration of the lock-up agreement applicable to the Founder Equityholders to be set forth in the Amended and Restated Registration Rights and Lock-Up Agreement. The shares set forth in the table above also do not include 358,324 shares of Class A Common Stock that such controlled affiliate of Dr. Auberton-Hervé would have the right to receive upon the exercise of Private Placement Warrants following the expected distribution, subject to applicable law, of Private Placement Warrants by the Sponsor to its members after they become exercisable 30 days after the Closing. Dr. Auberton-Hervé disclaims beneficial ownership of such shares.

In addition, the Sponsor has made working capital loans to the Company, some of which are convertible into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. Funds were provided to the Sponsor for purposes of certain of the working capital loans by Dr. Auberton-Hervé or his controlled affiliate. To the extent the Sponsor elects to convert such working capital loans into Warrants following the Closing, the Sponsor would be expected, subject to applicable law, to distribute 918,000 of such Warrants to Dr. Auberton-Hervé or such affiliate after they become exercisable 30 days after the Closing. The Warrants would be identical to the Private Placement Warrants. The shares set forth in the table above do not include shares of Class A Common Stock that Dr. Auberton-Hervé or his controlled affiliate would have the right to receive upon the exercise of such Warrants. Dr. Auberton-Hervé disclaims beneficial ownership of such shares.

(5)	Includes 318,204 shares of Class A Common Stock and 125,000 shares of Class B Common Stock expected to be held of record by The Battaglia Trust at the Closing. Fabrizio Battaglia is Trustee of The Battaglia Trust and may be deemed to have voting and investment power over securities held thereby.

(6)	Includes (i) 171,146 shares of Class A Common Stock and 125,000 shares of Class B Common Stock expected to be held of record by The KSSF Trust, dated November 27, 2012 (the “KSSF Trust”) at the Closing, (2) 73,529 shares of Class A Common Stock expected to be held of record by The KSLI Trust, dated December 7, 2012 (the “KSLI Trust”) at the Closing, (iii) 73,529 shares of Class A Common Stock expected to be held of record by The SSLI Trust dated December 7, 2012 (“SSLI Trust”) at the Closing. Keyvan Samini is Trustee of The KSSF Trust and The SSLI Trust, and may be deemed to have voting and investment power over securities held thereby. Keyvan Samini’s spouse is the Trustee of The KSLI Trust and may be deemed to have voting and investment power over securities held thereby.

(7)	Includes options to purchase 20,555 shares of Class A Common Stock exercisable within 60 days of the Closing assuming the Transaction will close on December 19, 2023.

(8)	According to a Schedule 13G/A filed on February 13, 2023, on behalf of Polar Asset Management Partners Inc., the aforementioned entity has beneficial ownership of the securities reported above and the business address of such entity is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(9)	As of the date hereof, includes (i) 3,000,000 shares of Class A Common Stock to be issued to ACE SO4 Holdings Limited (the “PIPE Investor”) at the Closing pursuant to the PIPE Subscription Agreement and (ii) 700,000 shares of Class A Common Stock that the PIPE Investor has the right to acquire at the Closing upon the exercise of the PIPE Warrant for 700,000 shares of Mobix Labs Common Stock issued to the PIPE Investor pursuant to the Warrant Subscription Agreement and the conversion of such shares into shares of Class A Common Stock by virtue of the Merger. Based on information received from the PIPE Investor, the sole voting and investment power over the shares to be received by the PIPE Investor is held by Asia-IO Partners Pte. Ltd. (“Asia Partners International”), and the sole voting and investment power over the shares beneficially owned indirectly by Asia Partners International is held by Acevio Capital Holdings Pte Ltd. (“Acevio”). Denis T. Tse holds the sole voting and investment power over the shares beneficially owned indirectly by Acevio. The business address of the PIPE Investor is c/o Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and the business address of Asia Partners International, Acevio and Mr. Tse is 8 Marina Road, Asia Square Tower One, #43-01, Singapore 018960. Each of Asia Partners International, Acevio and Mr. Tse may be deemed to be the beneficial owners of any shares of Class A Common Stock acquired by the PIPE Investor.

After the date hereof but prior to the Closing, based on information received from the PIPE Investor, the PIPE Investor expects to assign its rights and obligations under the PIPE Subscription Agreement and the Warrant Subscription Agreement with respect to at least a majority of the shares of Class A Common Stock to be issued pursuant to the PIPE Subscription Agreement and at least a majority of the Mobix Labs Common Stock that the PIPE Investor has the right to acquire pursuant to the PIPE Warrant to ACE Convergence II LLC (“ACE Convergence”). The sole managing member of ACE Convergence is Asia Partners International, and Asia Partners International will have sole voting and investment power over the shares to be received by ACE Convergence. Acevio will have sole voting and investment power over the shares to be beneficially owned indirectly by Asia Partners International, and Mr. Tse will hold sole voting and investment power over the shares to be beneficially owned indirectly by Acevio. The business address of ACE Convergence is 8 Marina Road, Asia Square Tower One, #43-01, Singapore 018960. Each of Asia Partners International, Acevio and Mr. Tse may be deemed to be the beneficial owner of any shares of Class A Common Stock acquired by ACE Convergence.

In addition to the shares described above, as previously disclosed, the PIPE Investor is an affiliate of an investor in the Sponsor but does not control the Company or the Sponsor. The shares set forth in the table above do not include 658,631 shares of Class A Common Stock that a controlled affiliate of Mr. Tse is expected to receive upon the expected distribution, subject to applicable law, of Founder Shares by the Sponsor to its members following the expiration of the lock-up agreement applicable to the Founder Equityholders to be set forth in the Amended and Restated Registration Rights and Lock-Up Agreement. The shares set forth in the table above also do not include 1,194,456 shares of Class A Common Stock that such controlled affiliate of Mr. Tse would have the right to receive upon the exercise of Private Placement Warrants following the expected distribution, subject to applicable law, of Private Placement Warrants by the Sponsor to its members after they become exercisable 30 days after the Closing. Mr. Tse disclaims beneficial ownership of such shares.

In addition, the Sponsor has made working capital loans to the Company, some of which are convertible into Warrants at a price of $1.00 per Warrant at the option of the Sponsor. Funds were provided to the Sponsor for purposes of certain of the working capital loans by Mr. Tse and a controlled affiliate of Mr. Tse. To the extent the Sponsor elects to convert such working capital loans into Warrants following the Closing, the Sponsor would be expected, subject to applicable law, to distribute 232,000 of such Warrants to Mr. Tse and his controlled affiliate after they become exercisable 30 days after the Closing. The Warrants would be identical to the Private Placement Warrants. The shares set forth in the table above do not include shares of Class A Common Stock that Mr. Tse and his controlled affiliate would have the right to receive upon the exercise of such Warrants. Mr. Tse disclaims beneficial ownership of such shares.

(10)	The number of shares of New Mobix Labs Class A Common Stock beneficially owned by each person or entity includes any shares of New Mobix Labs Class B Common Stock (which is convertible for Class A Common Stock) beneficially owned by such person or entity.